October 10, 2018

Benoit Fouilland
Chief Financial Officer
Criteo S.A.
32 rue Blanche
Paris-France 75009

       Re: Criteo S.A.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed March 1, 2018
           Form 10-Q for the Fiscal Quarter Ended June 30, 2018
           Filed August 2, 2018
           File No. 001-36153

Dear Mr. Fouilland:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications